Exhibit 21.1

SUBSIDIARIES OF AAR CORP. (1)

State of
Name of Corporation	Incorporation
AAR Aircraft & Engine Sales & Leasing (2)	Illinois
AAR Aircraft Services, Inc. (3)	Illinois
AAR International, Inc. (4)	Illinois
AAR Logicor, Inc. (5)	Illinois
AAR Manufacturing, Inc. (6)	Illinois
AAR Parts Trading, Inc. (7)	Illinois
AAR Services, Inc. (8)	Illinois

(1)	Subsidiaries required to be listed pursuant to Regulation S-K Item 601(b)(21).

(2)	Also does business under the names AAR Aircraft Sales & Leasing and AAR Engine Sales & Leasing.

(3)	Also does business under the names AAR Aircraft Services — Indianapolis and AAR Aircraft Services-Miami.

(4)	Also does business under the names AAR Aircraft Component Services International, AAR Engineering Services — Asia, Allen Asset Management and AAR International Inc. — Abu Dhabi.

(5)	Also does business under the names Aviation Worldwide Services, LLC and EP Aviation, LLC.

(6)	Also does business under the names AAR Cargo Systems, AAR Composites, AAR Mobility Systems, AAR Precision Systems and AAR Integrated Technologies.

(7)	Also does business under the names AAR Aircraft Turbine Center, AAR Allen Aircraft, AAR Defense Systems & Logistics, AAR PMA Products, AAR Defense Group, Allen Asset Management and AAR Distribution.

(8)

Also does business under the names AAR Aircraft Services — Oklahoma, AAR Aircraft Services — Hot Springs, AAR Landing Gear Services, AAR Aircraft Component Services, Mars Aircraft Radio and AAR Wheels and Brakes Services.